Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(510) 505-4509
	(510) 505-4315	email: katie.loughnot@ros.com

ROSS STORES REPORTS APRIL SALES,

ESTIMATED FIRST QUARTER EPS

AND FORECASTED SECOND QUARTER EPS RANGE

Newark, California, May 8, 2003 — Ross Stores, Inc. (Nasdaq:  ROST) today reported sales of $289 million for the four weeks ended May 3, 2003, a 9% increase above the $264 million in sales for the four weeks ended May 4, 2002.  Comparable store sales for the month declined 1% compared to an 8% increase in the prior year.

For the 13 weeks ended May 3, 2003, sales totaled $879 million, a 7% increase above the $820 million in sales for the 13 weeks ended May 4, 2002.  Comparable store sales for the 13 weeks ended May 3, 2003 declined 3% vs. a 10% gain in the prior year period.

In commenting, Michael Balmuth, Vice Chairman and Chief Executive Officer, stated, “We are pleased to report that strong inventory and expense controls, as well as the earlier-than-planned opening of several new stores, offset the impact of lower-than-expected revenue on first quarter earnings.  External issues, including unseasonable weather trends, the war in Iraq and the lackluster economic climate, negatively affected business during the period.  Despite these pressures, however, earnings per share for the 13 weeks ended May 3, 2003 are estimated to increase about 7% to approximately $.63, from $.59 for the 13 weeks ended May 4, 2002.”

Mr. Balmuth continued, “Based on recent trends, we believe it is prudent to adopt more conservative sales assumptions for the second quarter.  We now anticipate that comparable store sales for the 13 weeks ending August 2, 2003 will be flattish to the prior year, vs. a 9% same store sales gain during the second quarter of 2002 and our prior guidance of up 2% to 3%.  Nevertheless, we believe that ongoing inventory and expense controls should help to mitigate the effect of these lower-than-planned sales.  As a result, we forecast that fiscal 2003 second quarter earnings per

ROSS STORES, INC.	8333 Central Avenue, Newark, California 94560-3433	(510) 505-4400

share will be in the range of $.66 to $.70, or a respectable increase of about 6% to 13% over the $.62 in earnings per share for the 13 weeks ended August 3, 2002.   Looking ahead to the second half of 2003, we are maintaining our previous outlook mainly due to easier prior year comparisons.  After increasing 10% in the first half of 2002, same store sales grew just 5% in the second half of last year.   We also believe our business should strengthen as weather normalizes and the economic and geopolitical situation hopefully improves.  As a result, we continue to plan same store sales gains of 3% to 4% for the third and fourth quarters of 2003.”

Additional recorded information concerning today’s press release and the Company’s future outlook for the second quarter and fiscal year can be accessed by calling (402) 220-5900, PIN #2363, from 8:30 a.m. eastern time on May 8, 2003 through 8:00 p.m. eastern time on May 9, 2003.  A transcript of these comments also will be made available on the press release page of the Company’s web site at www.rossstores.com.

The Company will report final results for the 13 weeks ended May 3, 2003 on Tuesday, May 20, 2003.  The press release will be issued at approximately 8:00 a.m. eastern time.  A conference call is scheduled to follow on the same date at 11:00 a.m. eastern time to communicate additional details concerning the quarter’s results and management’s future outlook.   A real time audio webcast of the conference call can be accessed by visiting the Company’s web site at www.rossstores.com.   A recorded version of the call will also be available at the same location.

Forward-Looking Statements:  This press release contains certain forward-looking statements which are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations.  The words “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected” and similar expressions identify forward-looking statements.  The estimated earnings per share for the 13 weeks ended May 3, 2003 are preliminary and subject to adjustments. Risk factors include obtaining acceptable new store locations, competitive pressures in the apparel industry, changes in the level of consumer spending on or preferences in apparel or home-related merchandise, unseasonable weather trends, and greater than planned operating costs.  Other risk factors are detailed in the Company’s Form 10-K for fiscal 2002.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. operates a national chain of off-price retail stores offering first quality, in-season, branded apparel and apparel-related merchandise for the entire family at prices that average 20% to 60% less than department and specialty stores, as well as merchandise for the home at similar savings.  The Company had 530 stores in operation at May 3, 2003, compared to 470 stores at the end of the same period last year.   Additional information on the Company is available on the Company’s web site at www.rossstores.com.